EXHIBIT 8.1

List of Subsidiaries

Subsidiaries:

Baidu Online Network Technology (Beijing) Co. Ltd. – Incorporated in the PRC

Baidu (China) Co., Ltd. – Incorporated in the PRC

Baidu.com Times Technology (Beijing) Co., Ltd. – Incorporated in the PRC

Baidu Inc. – Incorporated in Japan

Baidu Holdings Limited – Incorporated in the British Virgin Islands

Variable Interest Entities:

Baidu Netcom Science Technology Co., Ltd. – Incorporated in the PRC

Beijing Perusal Technology Co., Ltd. – Incorporated in the PRC